Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR NOVEMBER 2012

Bellport, NY November 29, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $26.5 million for the four week fiscal month of November 2012, which ended November 24, 2012, versus $25.7 million for the four week fiscal month of November 2011, which ended November 26, 2011. On a year-to-date basis, total net sales were $207.2 million in the current year compared with $205.8 million last year. For the month of November 2012, comparable store sales increased by 1.0%. Comparable store sales on a year-to-date basis decreased by 0.2%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA NOVEMBER, AND YEAR-TO-DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		Increase		(Decrease)		(Decrease)
		(Decrease)		Increase		Increase

Number of Open Stores, November	351	1.2%	347	(6.2%)	370

November Total Retail Sales	$26,544	3.4%	$25,667	9.1%	$23,525

Year-to-date November Total Retail Sales	$207,223	0.7%	$205,823	9.3%	$188,303

November Comparable Store Sales		1.0%		10.7%		(10.4%)

Year-to-date November Comparable Store Sales		(0.2%)		12.2%		0.8%